CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact: Heather J. Wietzel

(513) 603-5950

Media Contact: Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Discusses Agency-Driven 2007 Year-to-Date Progress

• Anticipates 89%-91% combined ratio in second-quarter 2007 even as competitive pressures rise

• Sees underwriting profit benefiting from low level of catastrophe losses and local decision-making

•  Acknowledges risk selection and sales efforts of its independent insurance agency representatives

• Will evaluate full-year 2007 outlook when final results are released on August 7

Cincinnati, July 13, 2007 – Cincinnati Financial Corporation (Nasdaq:CINF) – Speaking with independent insurance agents at The Cincinnati Insurance Companies’ 2007 President’s Club meeting, executives acknowledged agent contributions to the company’s long-term achievement of above-industry-average growth and industry-leading profitability.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, said, “The success of The Cincinnati Insurance Companies grows out of our relationships with you, our local, professional agents. As we look ahead, we will continue to foster these relationships, providing you with the products, services and support your agencies need to protect and serve the businesses and families in your communities.”

The Cincinnati Insurance Companies invite independent insurance agents who have made outstanding contributions to the company’s growth and profitability over recent years to attend its annual President’s Club event. Company leaders join with agents to participate in informative business meetings, educational sessions and relationship-building activities.

Value of Independent Agents

Schiff added, “The special efforts and teamwork of our agents, field representatives and headquarters associates are allowing the company to maintain positive underwriting momentum in the face of intense price cutting that is pressuring margins across the industry. We have faced similarly challenging market conditions in the past, benefiting from agent and policyholder loyalty that grows out of our commitment to offer value through all stages of the pricing cycle.”

James E. Benoski, vice chairman, president and chief insurance officer, told the agents, "We continue to invest to meet the needs of your agencies and clients. We recently announced the availability of CinciBridge™, a real-time technology tool that streamlines agency data entry. We are moving forward with plans to launch our excess and surplus lines subsidiary. We are updating our personal lines product portfolio of auto and homeowner policy endorsements.”

Benoski added, “In addition to growing with our current agencies, we also continue to build relationships with selected new agencies, whether by making agency appointments in our active states or by entering new geographic areas. In June, we appointed our first agency in Washington, the 33rd state where we actively market property casualty insurance, and expect to make our first New Mexico appointment during the third quarter. In total, we completed 29 agency appointments in the first six months, and with many more in the pipeline, we expect to achieve our target of approximately 55 to 60 by the end of the year. These new appointments and other changes in agency structures brought total reporting agency locations to 1,297, compared with 1,289 at year-end 2006.”

Preliminary Second-quarter 2007 Results

Turning to the company’s financial performance, Kenneth W. Stecher, chief financial officer and executive vice president, commented, “Taking a preliminary look, we see accelerated competition, causing our overall net written premiums for the second quarter to decline by about 1 percent and our written premiums for the six months to rise by about 1 percent compared with the same periods in 2006.

“In the commercial lines segment that accounts for almost 80 percent of our property casualty written premiums, new business declined approximately 19 percent for the second quarter and 11 percent for the six months. As lower pricing prevails, we believe it’s more important than ever to carefully select and underwrite risks. Our agents are helping us do that, although it means we will walk away from accounts that we believe other carriers have seriously underpriced. We rely on our agents to identify and attract those policyholders who seek the best value, including superior claims service, broad coverages, high financial strength ratings and three-year commercial policies.

“In our personal lines segment, we changed the structure of premium credits in mid-2006, better positioning our agencies to resume selling the value of our homeowner and personal auto policies. These efforts have significantly improved policy retention above 90 percent and bolstered new personal lines business, which rose approximately 26 percent for the second quarter and six months. Lower premiums per policy continued to reduce personal lines total written premiums, which declined approximately 7 percent for the second quarter and approximately 6 percent for the six months.”

Turning to profitability, Stecher added, “We now anticipate the second-quarter 2007 GAAP combined ratio (including catastrophe losses) may be in the range of 89 percent to 91 percent compared with 89.6 percent in the first quarter this year. In the second quarter of 2006, the ratio was 94.5 percent.

“Our weather-related losses were unusually light again this quarter. Our preliminary estimate is for approximately $11 million in net pretax catastrophe losses caused by several weather events during the 2007 second quarter. Based on this preliminary estimate, second-quarter 2007 net catastrophe losses are expected to add approximately 1.5 percentage points to the second-quarter property casualty combined ratio, with an impact on earnings of approximately $7 million, or 4 cents per share. For the comparable 2006 period, catastrophe losses were $64 million, contributing 8.0 percentage points to the combined ratio, with an impact on earnings of $41 million, or 24 cents per share.”

Schiff shared with agents, "Investment income growth for the second quarter should keep us on track to meet our full-year target of 6.5 percent to 7.0 percent. We continue to select and hold securities in our portfolio that give us an opportunity to further build book value, an important measure of our long-term success.”

Full-year 2007 Outlook

Stecher added, “We continue to believe that our strong relationships with you, our agents, and your identification of value-oriented insurance buyers will lead to solid long-term performance. With both heightened competition and strong underwriting affecting results this year, we currently are reviewing our expectations for full-year 2007. We will comment on our full-year outlook and underlying assumptions when we announce final second-quarter results on August 7. In May, we had indicated that for full-year 2007 we anticipated net written premium growth in the low single digits and a combined ratio at or below 97 percent.”

Schiff concluded, “We believe the company ended the second quarter stronger, meeting the challenge of the competitive environment by continuing value-based sales, diligent underwriting, low storm activity and healthy investment income. We are working at a heightened pace to carry that strength forward and achieve long-term benefits for our agents, policyholders, shareholders and associates.”

Cincinnati Financial plans to report final second-quarter results on Tuesday, August 7. A conference call to discuss the results will be held at 11:00 a.m. EDT on that day. Details regarding the Internet broadcast of the conference call are posted on the Investors page of www.cinfin.com/investors.

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. For additional information about the company, please visit www.cinfin.com.

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2006 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 20. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.

Factors that could cause or contribute to such differences include, but are not limited to:

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Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

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Increased frequency and/or severity of claims

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Inaccurate estimates or assumptions used for critical accounting estimates

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Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

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Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

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Downgrade of the company’s financial strength ratings,

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Concerns that doing business with the company is too difficult

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Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace or

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Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

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Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

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Increased competition that could result in a significant reduction in the company’s premium growth rate

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Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

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Actions of insurance departments, state attorneys general or other regulatory agencies that:

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Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

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Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

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Increase our expenses

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Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

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Limit our ability to set fair, adequate and reasonable rates

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Place us at a disadvantage in the marketplace or

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Restrict our ability to execute our business model, including the way we compensate agents

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Sustained decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular a sustained decline in the market value of Fifth Third Bancorp (NASDAQ:FITB) shares, a significant equity holding

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Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

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Events that lead to a significant decline in the value of a particular security and impairment of the asset

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Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest-rate fluctuations that result in declining values of fixed-maturity investments

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Adverse outcomes from litigation or administrative proceedings

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Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

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Events, such as an epidemic, natural catastrophe or construction delays, that could hamper our ability to assemble our workforce at our headquarters location

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

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